Exhibit 99.1

Investor Relations Contact: Anthony Borowicz tborowicz@greatbatch.com tel 716-759-5809

March 14, 2016	Media Contact: Christopher Knospe cknospe@greatbatch.com tel 716-759-5727

Greatbatch Announces Completion of Nuvectra Spin-Off

FRISCO, Texas – Greatbatch, Inc. (NYSE: GB) today announced that it has successfully completed the spin-off of its subsidiary, QiG Group, LLC, which converted to Nuvectra Corporation just prior to completion of the spin-off. Nuvectra is an independent publicly owned company whose common stock is listed on the Nasdaq Global Market under the symbol “NVTR” and will begin “regular-way” trading today.

“Today’s successful spin-off of Nuvectra marks another point in our strategy to design, develop and manufacture discrete technologies and complete active implantable medical device systems in partnership with customers,” said Greatbatch President and CEO, Thomas J. Hook. “Nuvectra is a valuable partner and customer utilizing an extensive array of intellectual property developed by Greatbatch to improve the quality of life for patients worldwide.”

Nuvectra is a medical device company initially focused on the development and commercialization of a neurostimulation technology platform for the treatment of a variety of neurological disorders. The Algovita® Spinal Cord Stimulation System, approved in the United States and Europe for the treatment of chronic pain of the trunk and limbs, is the company’s first implantable medical device and will be manufactured by Greatbatch under a long term supply agreement.

“This spin-off reaffirms Greatbatch’s commitment to ensuring its strategic priorities remain aligned with stockholders’ best interests while continuing to create enhanced value for customers, healthcare providers and other key stakeholders,” Hook concluded.

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About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company’s brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.greatbatch.com. In October 2015, Greatbatch, Inc. completed its acquisition of Lake Region Medical, with the combined company expected to be renamed Integer Holdings Corporation later this year following stockholder approval.